Exhibit 4.4

EXTERRAN HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN

Section 1

PURPOSE

The purpose of the Exterran Holdings, Inc. Employee Stock Purchase Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to acquire a proprietary interest in the Company’s long-term performance and success through the purchase of shares of Common Stock at a price that may be less than the Fair Market Value of the stock on the date of purchase from funds accumulated through payroll deductions.

Section 2

BACKGROUND

The Plan is intended to qualify as an “employee stock purchase plan” under Code Section 423. The Plan will, accordingly, be construed so as to extend and limit participation in a manner within the requirements of that Code section. In addition, this Plan authorizes the grant of options and issuance of Common Stock that do not qualify under Code Section 423 pursuant to rules and procedures adopted by the Committee and designed to achieve desired tax or other objectives in particular locations outside the United States. The terms of the Plan as contained in this document will apply with respect to Purchase Periods beginning on and after the Effective Date.

Section 3

DEFINITIONS

As used in the Plan, the following terms, when capitalized, have the following meanings:

(a) “Board” means the Company’s Board of Directors.

(b) “Business Day” means a day that the New York Stock Exchange, or any other exchange on which the Company’s Common Stock is traded, is open.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee described in Section 11.

(e) “Common Stock” means the common stock of the Company, $.01 par value per share, or any stock into which that common stock may be converted.

(f) “Company” means Exterran Holdings, Inc., a Delaware corporation, and any successor corporation.

(g) “Compensation” means (a) for salaried Employees, the regular basic salary or wages, and commissions, paid by the Company or a Designated Subsidiary for services performed by such Employees which are computed on a weekly, monthly, annual or other comparable basis, before any payroll deductions for taxes or any other purposes; and (b) for hourly Employees, wages paid by the Company or a Designated Subsidiary for services performed by such Employees which are computed on a biweekly or other comparable basis, before any payroll deductions for taxes or any other purposes. However, in the case of both (a) and (b), above, Compensation shall not include overtime, shift premium, bonuses and other special payments, incentive payments, pension, severance pay, foreign service premiums or other foreign assignment uplifts or any other extraordinary compensation, nor Company or

Designated Subsidiary contributions to a retirement plan or any other deferred compensation or employee benefit plan or program of the Company or any Designated Subsidiary.

(h) “Contributions” means all amounts contributed by a Participant to the Plan in accordance with Section 6.

(i) “Corporate Transaction” means (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (iii) any other corporate transaction or event having an effect similar to any of the foregoing.

(j) “Designated Subsidiary” means a Subsidiary that has been designated by the Board or the Committee as eligible to participate in the Plan as to its eligible Employees.

(k) “Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s or a Designated Subsidiary’s long-term disability plan. With respect to any Participant residing outside of the United States, the Committee may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(l) “Effective Date” means the effective date of the consummation of the mergers pursuant to that certain Agreement and Plan of Merger dated February 5, 2007, as amended by Amendment No. 1 thereto dated June 25, 2007, among Hanover Compressor Company, Universal Compression Holdings, Inc., Exterran Holdings, Inc. (formerly known as Iliad Holdings, Inc.), Hector Sub, Inc., and Ulysses Sub, Inc. (the “Merger”), provided that the Plan has been approved by the stockholders of each of Hanover Compressor Company and Universal Compression Holdings, Inc.

(m) “Employee” means any person who performs services for, and who is classified as an employee on the payroll records of the Company or a Designated Subsidiary.

(n) “Fair Market Value” of a share of Common Stock means, as of any specified date: (i) if the Common Stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the closing sales price of a share of Common Stock on that date, or if no prices are reported on that date, on the last preceding day on which the Common Stock was traded, as reported by such exchange or NASDAQ, as the case may be; and (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the bid and asked prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(o) “Insider” means any officer of the Company or a Designated Subsidiary who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

(p) “Offering Date” means the first Business Day of each Purchase Period.

(q) “Participant” means a participant in the Plan as described in Section 5.

(r) “Payroll Deduction Account” means the bookkeeping account established for a Participant in accordance with Section 6.

(s) “Plan” means the Exterran Holdings, Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(t) “Purchase Date” means the last Business Day of each Purchase Period or such other date as required by administrative operational requirements.

(u) “Purchase Period” means a period of three months commencing on January 1, April 1, July 1 or October 1, or such other period as determined by the Committee. The initial Purchase Period after the Merger shall be set by the Committee and may be, in the Committee’s discretion, for a period of less than three months.

(v) “Purchase Price” means an amount equal to 85% to 100% of the Fair Market Value of a Share on one of the following dates: (i) the Offering Date, (ii) the Purchase Date or (iii) the Offering Date or the Purchase Date, whichever is lower, as the Committee in its sole discretion shall determine and communicate to the Participants.

(w) “Retirement” means, with respect to a Participant, the Participant’s termination of employment with the Company or a Designated Subsidiary after attaining age 65. Notwithstanding the foregoing, with respect to a Participant residing outside the United States, the Committee may revise the definition of “Retirement” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(x) “Share” means a share of Common Stock, as adjusted in accordance with Section 13.

(y) “Subsidiary” means a domestic or foreign corporation of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. The definition of Subsidiary should be interpreted so as to include any entity that would be treated as a “subsidiary corporation” under Code Section 424(f).

Section 4

ELIGIBILITY

(a) Eligible Employees.  Any person who is an Employee as of an Offering Date in a given Purchase Period will be eligible to participate in the Plan for that Purchase Period, subject to the requirements of Section 5 and the limitations imposed by Code Section 423(b). Notwithstanding the foregoing, the Committee may, on a prospective basis, (i) exclude from participation in the Plan any or all Employees whose customary employment is 20 hours per week or less or is not for more than five months in a calendar year, and (ii) impose an eligibility service requirement of up to two years of employment. The Committee may also determine that a designated group of highly compensated employees (within the meaning of Code Section 414(q)) are ineligible to participate in the Plan.

(b) Five Percent Shareholders.  Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns an amount of capital stock of the Company and/or holds outstanding options to purchase stock which equals or exceeds five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Designated Subsidiary.

Section 5

PARTICIPATION

An Employee may elect to become a Participant in the Plan by completing such enrollment documents as are provided by the Committee or its designee, including where applicable a payroll deduction authorization form, and submitting them to the Committee or its designee in accordance with the administrative requirements and any limitations established by the Committee. The enrollment documents will set forth the amount of the Participant’s Contributions, which may be established as a percentage of the Participant’s Compensation or a specific dollar amount; provided, however, in no event shall a Participant’s Contributions exceed ten percent (10%) of the Participant’s Compensation. Contributions to the Plan may be also subject to such other limits designated by the Committee, including any minimum Contribution amount or percentage.

The Plan is a discretionary plan. Participation by any Employee is purely voluntary. Participation in the Plan with respect to any Purchase Period shall not entitle any Participant to participate with respect to any other Purchase Period.

Section 6

CONTRIBUTIONS

(a) Payroll Deductions.  A Participant’s Contributions will begin on the first payroll paid following the Offering Date and will end on the last payroll paid on or before the Purchase Date of the Purchase Period, unless the Participant elects to withdraw from the Plan as provided in Section 9. A Participant’s enrollment documents will remain in effect for successive Purchase Periods unless the Participant elects to withdraw from the Plan as provided in Section 9, or timely submits new enrollment documents to change the rate of payroll deductions for a subsequent Purchase Period in accordance with rules established by the Committee.

(b) Payroll Deduction Account.  For each payroll for which the Participant has elected to make Contributions to the Plan by means of payroll deduction or otherwise (as approved by the Committee), the Committee will credit the amount of each Participant’s Contributions to the Participant’s Payroll Deduction Account. A Participant may not make any additional payments to the Participant’s Payroll Deduction Account, except as expressly provided in the Plan or as authorized by the Committee.

(c) No Changes to Payroll Deductions.  A Participant may discontinue his participation in the Plan as provided in Section 9, but may not make any other change during a Purchase Period and, specifically, a Participant may not alter the amount of his payroll deductions for that Purchase Period.

(d) Continued Contributions and Participation.  So long as a Participant remains an Employee of the Company or a Designated Subsidiary, Contributions shall continue in effect from Purchase Period to Purchase Period, unless: (i) at least fifteen (15) days prior to the first day of the next succeeding Purchase Period the Participant elects a different Contribution in accordance with procedures established by the Committee; or (ii) the Participant withdraws from the Plan in accordance with Section 9 or terminates employment in accordance with Section 10 hereof.

(e) No Interest.  No interest or other earnings will accrue on a Participant’s Contributions to the Plan.

(f) Non-U.S. Contributions.  In countries where payroll deductions are not permissible or feasible, the Committee may, in its sole discretion, permit an Employee to participate in the Plan by alternative means. Except as otherwise specified by the Committee, Contributions (including payroll deductions) made with respect to Employees paid in currencies other than U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the Purchase Date.

Section 7

STOCK PURCHASES

(a) Automatic Purchase.  Effective as of the close of business on each Purchase Date, but subject to the limitations of Section 8, each Participant will be deemed, without further action, to have automatically purchased the number of whole Shares that the Participant’s Payroll Deduction Account balance can purchase at the Purchase Price on that Purchase Date and such Shares will be considered to be issued and outstanding. Except as otherwise specified by the Committee, any amounts that are not sufficient to purchase a whole Share will be (i) retained in the Participant’s Payroll Deduction Account for the subsequent Purchase Period or (ii) returned to the each Participant who is not eligible or has elected not to participate in the following Purchase Period.

(b) Delivery of Shares.  Purchased Shares shall be credited in book entry form as soon as practicable after each Purchase Date to an account administered by a designated custodian, bank or financial institution. At any time, a Participant may request issuance of a stock certificate representing all or a portion of the Shares (in a whole number) held in such Participant’s account; provided, however, that the Committee may require that Shares be retained by the account administrator for a specified period of time and may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or to restrict transfer of the Shares. A Participant shall not be permitted to pledge, transfer, or sell Shares until they are issued in certificate form or book entry, except as otherwise permitted by the Committee and subject to the Company’s policies regarding securities trading.

(c) Notice Restrictions.  The Committee may require, as a condition of participation in the Plan, that each Participant agree to notify the Company if the Participant sells or otherwise disposes of any Shares within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.

(d) Shareholder Rights.  A Participant will have no interest or voting right in a Share until a Share has been purchased on the Participant’s behalf under the Plan.

Section 8

LIMITATION ON PURCHASES

(a) Limitations on Aggregate Shares Available During a Purchase Period.  With respect to each Purchase Period, the Committee, at its discretion, may specify the maximum number of shares of Common Stock that may be purchased or such other limitations that it may deem appropriate, subject to the aggregate number of shares authorized under Section 12 of this Plan. If the number of shares of Common Stock for which options are exercised exceeds the number of shares available in any Purchase Period under the Plan, the shares available for exercise shall be allocated by the Committee pro rata among the Participants in the Purchase Period in proportion to the relative amounts credited to their accounts. Any amounts not thereby applied to the purchase of shares of Common Stock under the Plan shall be refunded to the Participants after the end of the Purchase Period, without interest.

(b) Limitations on Participant Purchases.  Participant purchases are subject to the following limitations:

(1) Purchase Period Limitation.  Subject to the calendar year limits provided in (2) below, the maximum number of Shares that a Participant will have the right to purchase in any Purchase Period will be determined by dividing (i) $25,000 by (ii) the Fair Market Value of one Share on the Offering Date for such Purchase Period.

(2) Calendar Year Limitation.  No right to purchase Shares under the Plan will be granted to an Employee if such right, when combined with all other rights and options granted under all of the Code Section 423 employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Code Section 424(e)), would permit the Employee to purchase Shares with a Fair Market Value (determined at the time the right or option is granted) in excess of $25,000 for each calendar year in which the right or option is outstanding at any time, determined in accordance with Code Section 423(b)(8).

(c) Refunds.  As of the first Purchase Date on which this Section limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate, and the unused balance will (i) remain in the Participant’s Payroll Deduction Account or (ii) be returned to any Participant who is not eligible or has elected not to participate in the following Purchase Period.

Section 9

WITHDRAWAL FROM PARTICIPATION

Except for any Participant who is deemed to be an Insider, a Participant may cease participation in a Purchase Period at any time prior to the Purchase Date and withdraw all, but not less than all, of the Contributions credited to the Participant’s Payroll Deduction Account by providing at least 15 days’ prior written notice in the form and manner prescribed by the Committee. Partial cash withdrawals shall not be permitted. Any Participant who is deemed to be an Insider may not make a cash withdrawal under this Section 9. If a Participant elects to withdraw, the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Purchase Period. A Participant’s voluntary withdrawal during a Purchase Period will not have any effect upon the Participant’s eligibility to participate in the Plan during a subsequent Purchase Period.

Section 10

EMPLOYMENT TERMINATION

(a) Termination Other Than Death, Disability or Retirement.  If a Participant’s employment with the Company or a Designated Subsidiary terminates for any reason other than death, Disability or Retirement, the Participant will cease to participate in the Plan and the Company or its designee will refund the balance in the Participant’s Payroll Deduction Account.

(b) Termination Due to Death.  In the event of a Participant’s death, at the election of the Participant’s legal representative, the Participant’s Payroll Deduction Account balance will be (i) distributed to the Participant’s estate, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 7. Section 10(b)(ii) shall apply in the event the Participant’s estate fails to make a timely election pursuant to rules established by the Committee.

(c) Termination Due to Disability or Retirement.  If a Participant’s employment with the Company or a Designated Subsidiary terminates during a Purchase Period due to Disability or Retirement before the Purchase Date for such Purchase Period, then, at the Participant’s election, the Participant’s Payroll Deduction Account balance will either be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Section 7. Section 10(c)(ii) shall apply in the event the Participant fails to make a timely election pursuant to rules established by the Committee.

(d) Leaves of Absence.  The Committee may establish administrative policies regarding a Participant’s rights to continue to participate in the Plan in the event of such Participant’s leave of absence.

(e) Stock Certificate.  In the event of a Participant’s termination of employment for any reason, a stock certificate representing all of the Shares (in a whole number) held in such Participant’s account will be issued to the Participant, or in the event of his death or Disability, his legal representative, as soon as administratively practicable.

Section 11

PLAN ADMINISTRATION AND AMENDMENTS

The Plan will be administered by the Committee, which will be appointed by the Board. The Committee will be the Compensation Committee of the Board unless the Board appoints another committee to administer the Plan; provided, however, that such committee shall satisfy the independence requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and as prescribed by any stock exchange on which the Company lists its Common Stock.

Subject to the express provisions of the Plan, the Committee will have the discretionary authority to interpret the Plan; to take any actions necessary to implement the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable in administering the Plan. All such determinations will be final and binding upon all persons. The Committee may request advice or assistance or employ or designate such other persons as are necessary for proper administration of the Plan.

Section 12

RESERVED SHARES

Subject to adjustments as provided in Section 13, the maximum number of Shares available for purchase on or after the Effective Date is 650,000 shares. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

Section 13

CAPITAL CHANGES

In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving corporation, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding on all persons. If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

Section 14

AMENDMENT OR TERMINATION OF THE PLAN

The Board in its sole discretion, may suspend or terminate the Plan, or amend the Plan in any respect; provided, however, that the stockholders of the Company must approve any amendment that would increase the number of Shares that may be issued under the Plan pursuant to options intended to qualify under Code Section 423 (other than an increase merely reflecting a change in capitalization of the Company pursuant to Section 13) or a change in the designation of any corporations (other than a Subsidiary) whose employees become Employees under the Plan.

The Plan and all rights of Employees under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Section 12, or (b) at any date at the discretion of the Board; provided, however, in no event shall the Plan remain in effect beyond ten years from the Effective Date. In the event that the Plan terminates under circumstances described in (a) above, reserved Shares remaining as of the termination date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Payroll Deduction Account. Upon termination of the Plan, each Participant will receive the balance in the Participant’s Payroll Deduction Account.

Section 15

REGULATORY AND TAX COMPLIANCE

The Plan, the grant and exercise of the rights to purchase Shares under the Plan, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. The Plan is intended to comply with Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Committee may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state or local tax withholding requirements.

Section 16

NON-U.S. JURISDICTIONS

The Committee may, in its sole discretion, adopt such rules or procedures to accommodate the requirements of local laws of non-U.S. jurisdictions, including rules or procedures relating to the handling of payroll deductions, conversion of local currency, payroll taxes and withholding procedures, as the Committee in its sole discretion deems appropriate. The Committee may also adopt rules and procedures different from those set forth in the Plan applicable to Participants who are employed by specific Designated Subsidiaries or at certain non-U.S. locations that are not intended to be within the scope of Code Section 423, subject to the provisions of Section 12, and may where appropriate establish one or more sub-plans for this purpose.

Section 17

MISCELLANEOUS

(a) Nontransferability.  Except by the laws of descent and distribution, no benefit provided hereunder, including an option to purchase shares of Common Stock, shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participant’s lifetime, options granted to the Participant shall be exercisable only by the Participant. Shares of Common Stock shall be delivered only to the Participant or, in the event of his death, his properly designated beneficiary entitled to receive the same or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant’s estate.

(b) Tax Withholding.  The Company or any Designated Subsidiary shall have the right to withhold from all payments hereunder any federal, state, local, or non-U.S. income, social insurance, or other taxes that it deems are required by law to be withheld with respect to such payments. If such withholding is insufficient to satisfy such Federal, state, local or non-U.S. taxes, the Participant shall be required to pay to the Company or Designated Subsidiary, as the case may be, such amount required to be withheld or make such other arrangements satisfactory to the Company or such Designated Subsidiary, as the Committee shall determine.

(c) No Employment Right.  Nothing contained in this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or Employee of the Company or any other employer or subsidiary or affiliate of the Company.

(d) No Rights as Shareholder.  A Participant shall not be considered a shareholder with respect to shares of Common Stock to be purchased until the Purchase Date. Thus, a Participant shall not have a right to any dividend or distribution on Shares subject to purchase during a Purchase Period.

(e) Relationship to Other Benefits.  It is not intended that any rights or benefits provided under this Plan be considered part of normal or expected compensation for purposes of calculating any severance, redundancy, termination indemnity, end of service awards, pension, retirement, profit sharing, or group insurance plan or similar benefits or payments. No payment under this Plan shall be taken into account in determining any benefits under any severance, redundancy, termination indemnity, end of service awards, pension, retirement, profit sharing, or group insurance plan of the Company or any Designated Subsidiary or subsidiary or affiliate of the Company.

(f) Expenses.  The expenses of implementing and administering this Plan shall be borne by the Company. Any brokerage fees for the subsequent transfer or sale of Shares acquired under this Plan shall be paid by the Participant (or his beneficiary or estate, if applicable).

(g) Titles and Headings.  The titles and headings of the Sections and subsections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

(h) Application of Funds.  All funds received by the Company under the Plan shall constitute general funds of the Company.

(i) Nonexclusivity of Plan.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(j) Duration of Plan.  Notwithstanding any provision in the Plan, no options shall be granted hereunder prior to stockholder approval. No Purchase Period may commence and no further options may be granted under the Plan after 10 years from the Effective Date of the Plan. The Plan shall remain in effect until all options granted under the Plan have been exercised or expired, vested or forfeited, and/or satisfied or expired.

(k) Governing Law.  The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to that State’s choice of law rules, except to the extent preempted by the laws of the United States or a foreign jurisdiction.